UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2010 (March 28, 2010)
LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 840-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 28, 2010, Linn Energy, LLC (the “Company”) entered into, through one of its wholly-owned subsidiaries, a definitive purchase agreement (the “Agreement”) to acquire (the “Acquisition”) all of the issued and outstanding equity interests in a limited liability company and limited partnership, and their collective subsidiaries (“Seller”), holding oil and natural gas properties located in the Permian Basin for a contract price of $305 million, subject to closing conditions. Based on information provided by Seller, including internal reserve estimates, the Company estimates that the properties to be acquired in the Acquisition include:
•	at mid-year 2010, expected net production of approximately 2,800 barrels of oil equivalent per day;

•	proved reserves of approximately 18 million barrels of oil equivalent, of which approximately 71% were oil, and 47% were proved developed;

•	reserve life of approximately 17 years; and

•	approximately 120 potential low-risk infill drilling and optimization opportunities.
The above information is based on information provided to the Company in the course of the due diligence it performed with respect to the Acquisition. In connection with this acquisition, the Company will place a cash amount of 10% of the contract purchase price into deposit. The Company expects to fund the purchase price of the Acquisition with borrowings under its revolving credit facility. Subject to the satisfaction of certain conditions, the Company anticipates that the Acquisition will close on May 27, 2010. However, the Company cannot guarantee that the Acquisition will be completed on the time frame anticipated, or at all.
A copy of the press release announcing the Acquisition is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release of Linn Energy, LLC dated March 29, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC
Date: March 29, 2010	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and Corporate Secretary